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                                   EXHIBIT 11

                           MAHASKA INVESTMENT COMPANY
                                AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                        (Not Covered by Auditor's Report)

                                                1998           1997           1996
                                             ----------      ---------      ---------
EARNINGS PER SHARE INFORMATION:
---------------------------------------
Weighted average number of shares
 outstanding during the year ..........       3,660,070      3,652,908      3,744,418

Weighted average number of shares
 outstandlng during the year
 including all dilutive potential
 shares ...............................       3,842,151      3,789,577      3,772,495

Net earnings ..........................      $4,622,749      5,058,225      4,494,394

Earnings per share - basic ............      $     1.26           1.38           1.20

Earnings per share - diluted ..........      $     1.20           1.33           1.19